Exhibit 10.33

Tax Payment Agreement

This Agreement is made and entered into as of October 15, 2013 among Wanda America Investment Holding Co. Ltd (“Wanda”), AMC Entertainment Holdings, Inc. (“AMCEH”) and American Multi-Cinema Inc. (“AMCI”). In consideration of the mutual promises herein, the parties hereto agree as follows:

1.   For any period that AMCEH and its subsidiaries (the “AMC Group”) were members of any consolidated, combined or unitary tax group of which Wanda was the common parent:

a.            AMCI, on behalf of the AMC Group, will make payments (to the extent not previously made) directly to foreign, federal, state or local taxing authorities (“Taxes”) owed by Wanda in respect of the AMC Group, but not greater than the amount that would be payable by the AMC Group, on a consolidated, combined or unitary basis, if AMCEH were the common parent of the AMC Group (the “Standalone Tax Amount”).

b.            Wanda will make payments (to the extent not previously made) to AMCI to the extent that the payments made by AMCI, on behalf of the AMC Group, to foreign, federal, state or local taxing authorities for Taxes owed by Wanda in respect of the AMC Group exceed the Standalone Tax Amount.

2.   Upon any change or adjustment to the Taxes paid by AMCI in respect of the AMC Group, the payments specified in clauses a and b above shall be recalculated.

3.   AMCI has the right to control all tax matters (filing returns, making elections, handling audits, etc.) of any such consolidated, combined or unitary tax group as if it were the common parent of any such group, and Wanda agrees to follow the directions of AMCI. Wanda will designate AMCI as substitute agent pursuant to Treas. Reg. section 1.1502-77(d) in the event Wanda’s existence terminates.

WANDA AMERICA INVESTMENT HOLDING Co. Ltd.	AMERICAN MULTI-CINEMA INC.

By:	By:

AMC ENTERTAINMENT HOLDINGS, INC.

By: